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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                    www.fairchildsemi.com
JANUARY 26, 2001                         ---------------------

                                         Investor Relations:
                                         Pete Groth
                                         207-775-8782
                                         investor@spf.fairchildsemi.com

                                         Corporate Communications:
                                         Fran Harrison
                                         207-775-8576
                                         fran.harrison@fairchildsemi.com
                                         -------------------------------


NEWS RELEASE

              FAIRCHILD SEMICONDUCTOR TO SELL $350 MILLION IN NOTES

South Portland, Maine -- Fairchild Semiconductor International (NYSE: FCS) today announced its intent to sell $350 million principal amount of 10.5% senior subordinated notes due 2009. The net proceeds of the issuance will be used for the purchase of Intersil Corporation's discrete power business.

The notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Fairchild Semiconductor International (www.fairchildsemi.com) is a global company solely focused on designing, manufacturing and marketing high performance semiconductors for multiple end market uses. Fairchild's multi-market components are used in computer, telecommunications, automotive, consumer and industrial applications. Supplying power, analog & mixed signal, interface, logic, and optoelectronics products, Fairchild is filling the gap in the global supply of building block semiconductors. The company is headquartered in South Portland, Maine, USA, with 10,000 employees worldwide. Additional manufacturing facilities are located in Utah, South Korea, China, Singapore, Malaysia and the Philippines, with regional sales offices throughout the world.


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